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                                                                   Exhibit 10.17


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement"), dated as of June 25, 1999, between KBKids.com LLC, an Ohio limited liability company (together with its successors and assigns permitted under this Agreement, the "Company"), and Scott
K. Wilder (the "Employee").

                                 R E C I T A L S

         A. In connection with the Contribution Agreement by and among KB Online Holdings LLC, BrainPlay.com, Inc., and KBKids.com LLC, dated as of May 18, 1999 (the "Contribution Agreement"), the Employee will become an employee of the Company;

         B. The Company and the Employee desire to enter into an employment arrangement;

         C. The Company has determined that it is in the best interests of the Company and its equityholders to enter into this Agreement setting forth the obligations and duties of both the Company and the Employee; and

         D. The Company wishes to assure itself of the services of the Employee for the period hereinafter provided, and the Employee is willing to be employed by the Company for said period, upon the terms and conditions provided in this Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee (individually, a "Party" and together, the "Parties") agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, on the terms and conditions set forth herein.

         2. TERM. The term of this Employment Agreement shall begin on the date hereof and shall continue until terminated as hereinafter provided (the "Term of Employment").

         3.    POSITION AND DUTIES.

               (a) The Employee shall serve as Vice President - Product Development and Online Marketing of the Company, and in such other capacity or capacities as the Chief Executive Officer ("CEO") or Board of Managers (the "Board") of the Company shall reasonably determine, without additional compensation therefor.

               (b) The Employee shall devote his frill time and best efforts to his employment and perform diligently such duties as the CEO or the Board shall reasonably determine. The Employee shall devote his entire working time and attention to the performance of his responsibilities hereunder.

         4. BASE SALARY. The Employee shall receive from the Company an annual base salary, in accordance with the regular payroll practices of the Company, of One Hundred Thirty

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Thousand Dollars ($130,000). During the Term of Employment, the Board shall review the base salary no less often than annually for possible increase, any such increase to be based on the performance of the Employee.

         5.    BONUS.

               (a) ANNUAL. The Employee shall be eligible for an annual bonus as set forth on EXHIBIT A. Any upward adjustment of the bonus amount or reduction or waiver with respect to any established objectives during the Term of Employment shall be at the sole discretion of the Board.

               (b) FIRST ANNIVERSARY. The Employee shall be entitled to a one-time lump sum cash bonus in the amount of Ten Thousand Dollars ($10,000) following the first anniversary of the date of this Agreement; provided, however, that the Employee shall forfeit such bonus in the event that the Employee terminates his employment with the Company prior to the first anniversary date hereof.

         6. EXPENSE REIMBURSEMENT. During the Term of Employment, the Employee shall be entitled to prompt reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such accounts and records as may be required under Company policy.

         7.    OTHER BENEFITS.

               (a) GENERALLY. During the Term of Employment, the Employee will be entitled to such medical, dental, life insurance, 401(k), option plan and such other similar employment privileges and benefits as are afforded generally from time to time by the Company and two (2) weeks paid vacation time per year to be taken at times mutually acceptable to the Company and the Employee. The Employee shall be awarded options to acquire the number of Units in the Company set forth on Exhibit B pursuant to a grant under the Company's 1999 Option Plan on terms and conditions to be approved by the Board.

               (b) RELOCATION COSTS. The Company shall promptly reimburse the Employee for all reasonable out-of-pocket expenses incurred by him in connection with his relocation from his current residence in San Francisco, California to the Denver, Colorado area for the purpose of performing services under this Agreement, upon submission of such accounts and records as may be required under Company policy.

         8. TERMINATION OF EMPLOYMENT. The Employee's employment may be terminated under the following circumstances:

               (a) DEATH. The Employee's employment is terminated upon his death.

               (b) DISABILITY. The Employee's employment may be terminated by the Company, due to illness or other physical or mental disability of the Employee, resulting in his inability


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          to perform substantially his duties under this Agreement for a period of one hundred eighty (180) or more consecutive days or for two hundred seventy (270) days in the aggregate during any consecutive twelve (12) month period ("Disability").

               (c) NOTICE. The Employee's employment may be terminated by either Party upon thirty (30) days written notice to the other Party.

               (d) OTHER POSITIONS. Upon termination of this Agreement by the Employee, the Employee shall be deemed to have resigned from all offices and directorships, if applicable, held by the Employee with the Company or any of its affiliates or subsidiaries.

         9.    COMPENSATION UPON TERMINATION.

               (a) If the Employee's employment is terminated as a result of the Employee's death or Disability, the Employee, or his estate, shall be entitled to:

                    (i) any base salary earned but not yet paid, payable in
               accordance with the regular payroll practices of the Company;

                    (ii) any bonus awarded pursuant to Section 5 of this
               Agreement but not yet paid, payable in accordance with the regular payroll practices of the Company;

                    (iii) reimbursement in accordance with this Agreement of any business expense incurred by the Employee but not yet paid; and

                    (iv) other benefits accrued and earned by the Employee
               through the date of his death or Disability in accordance with the applicable plans and programs of the Company.

               (b) If the Employee's employment is terminated by the Company or by the Employee upon thirty (30) days written notice, the Employee shall be entitled to:

                    (i) his base salary, at the rate in effect on the date of
               his termination of employment, until the earlier of (A) the first anniversary of the date of termination or (B) the date he begins working for a subsequent employer not in violation of Section 10 of this Agreement (the "Severance Period"), payable in accordance with the regular payroll practices of the Company;

                    (ii) any annual bonus awarded and any first anniversary
               bonus earned pursuant to Section 5 of this Agreement but not yet paid and all or a portion of any annual bonus that he would have received pursuant to Section 5 for the year in which the termination occurred (pro rata, according to the number of days the Employee was employed by the Company during such year), in each case payable in accordance with the regular payroll practices of the Company;


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                    (iii) continued participation in all employee benefit plans or programs in which he was participating on the date of his termination of employment, until the end of the Severance Period;

                    (iv) reimbursement in accordance with this Agreement of any business expenses incurred by the Employee but not yet paid to him on the date of his termination of employment; and

                    (v) other benefits accrued and earned by the Employee
               through the date of his termination in accordance with the applicable plans and programs of the Company.

               (c) Any amounts due under this Section 9 are in the nature of severance payments or liquidated damages or both, and shall fully compensate the Employee and his dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of termination of the Employee's employment, and they are not in the nature of a penalty.

         10.   COVENANTS AND CONFIDENTIAL INFORMATION.

               (a) The Employee agrees that so long as he is employed by the Company and for a period of one (1) year thereafter and, as to subsection 10(a)(v) below, at any time after the Term of Employment he will not, directly or indirectly, do or suffer any of the following:

                    (i) Own, manage, control or participate in the ownership,
               management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that is engaged in any manner In, or otherwise competes with, the business of the Company or any of the Company's affiliates or subsidiaries (as conducted on the date the Employee ceases to be employed by the Company in any capacity, including as a consultant) in any state in the United States or any foreign country in which the Company or such affiliates or subsidiaries are then doing business and then only with respect to the business of the Company, its affiliates or subsidiaries then being conducted in such states or countries; provided, however, that the ownership of not more than 1% of the stock of any publicly traded corporation shall not be deemed a violation of this covenant.

                    (ii) Employ, assist in employing, or otherwise associate in business with any present or former or future employee, officer or agent of the Company or any of the Company's affiliates or subsidiaries.

                    (iii) Induce any person who is an employee, officer, agent, customer or supplier of the Company or any of the Company's affiliates or subsidiaries to terminate said relationship.



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                    (iv) Solicit or direct business of any current or
               prospective customers of the Company, its affiliates or subsidiaries, who are current or prospective customers during the Term of Employment, either for himself or for any other individual or entity or advise any person or entity with respect thereto. As used herein, "customer" means any customer of the Company or its affiliates or subsidiaries whose identity the Employee learned through his employment with the Company or with whom the Employee and/or the Company had business contact during the twelve (12) month period immediately before the Employee's employment with the Company terminated.

                    (v) Disclose, divulge, discuss, copy or otherwise use or
               suffer to be used in any manner in competition with' or contrary to the interests of; the Company or any of the Company's affiliates or subsidiaries, the customer lists, product research or engineering data, requirements, prices or other trade secrets of the Company or any of the Company's affiliates or subsidiaries, it being acknowledged by the Employee that all such information regarding the business of the Company and the Company's affiliates or subsidiaries, compiled or obtained by, or furnished to, the Employee while the Employee shall have been employed by or associated with the Company is confidential information and the Company's exclusive property; provided, however, that this prohibition will not apply to any item of confidential information which is otherwise publicly available or becomes so other than as a result of the Employee's violation of this Agreement. Upon termination of this Agreement, Employee shall promptly return to the Company all books, manuals, reports, client and customer lists, keys and other materials referred to above and any other materials that belong to the Company.

               (b) All business ideas, concepts, inventions, improvements and developments made or conceived by the Employee during the Term of Employment and relating to the business of the Company or to any business or product the Company is considering entering or developing, shall become and remain the exclusive property of the Company, its successors and assigns. The Employee will promptly disclose in writing to the Company all such ideas, concepts, inventions, improvements and developments, and will cooperate fully in confirming, protecting and obtaining legal protection of the Company's ownership rights.

               (c) The Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 10 will be inadequate and that the damages flowing from such breach are not readily susceptible of being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Employee's violation of any legally enforceable provision of this Section 10, the Company shall be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 10 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Employee of any of the provisions of this Section 10 that may be pursued or availed of by the Company.



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               (d) In the event that the Employee shall violate any legally enforceable provision of this Section 10 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then such violation shall toll the running of that time period from the date of its commencement until the date of its cessation.

               (e) The Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 10, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that would otherwise be unfair to the Company, do not stifle the inherent skill and experience of the Employee, would not operate as a bar to the Employee's sole means of support, are fully required to protect the legitimate interests of the
          - Company and do not confer a benefit upon the Company disproportionate to the detriment to the Employee.

         11. WITHHOLDING TAXES. All payments to the Employee or his beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law. if any payment hereunder is insufficient to provide the amount of such taxes required to be withheld, the Company may withhold such taxes from any other payment due the Employee or his beneficiary. In the event all cash payments due the Employee are insufficient to provide the required amount of such withholding taxes, the Employee or his beneficiary, within five days after written notice from the Company, shall pay to the Company the amount of such withholding taxes in excess of all cash payments due the Employee or his beneficiary.

         12. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Employee) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to (a) a merger or consolidation in which the Company is not the continuing entity or (b) a sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. No obligations of the Employee under this Agreement may be assigned or transferred by the Employee.

         13. ENTIRE AGREEMENT. Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof.



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         14.   AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Employee and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Employee or an authorized officer of the Company, as the case may be.

         15. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         16. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of the Employee's employment with the Company to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

         17. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

         18. NOTICES. Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or one (1) day after having been sent by overnight courier service or three (3) days alter having been sent by certified or registered mall, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

         If to the Company or the Board:     KBKids.com LLC
                                             475 Seventeenth Street
                                             Suite 750
                                             Denver, Colorado 80202
                                             Attn: Chief Executive Officer

         If to the Employee:                 Scott K. Wilder

                                             -----------------------------

                                             -----------------------------

         19. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.


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         20.   COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.


                                        KBKIDS.COM LLC



                                        By: /s/ Srikant Srinivasan
                                           --------------------------------
                                           Srikant Srinivasan
                                           Chief Executive Officer



                                        EMPLOYEE


                                        /s/ Scott K. Wilder
                                        -----------------------------------
                                        Scott K. Wilder
                                        Vice President - Product Development
                                          and Online Marketing


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                                   EXHIBIT A


The Employee's annual bonus for the first year of this Agreement shall be an amount equal to .06% of the "Net Revenues" of KBKids.com LLC for such fiscal year. Thereafter, the Employee's annual bonus shall be determined by the Board. The "Net Revenues" shall mean the revenues received during the applicable fiscal year less returns, rebates and discounts for such fiscal year. The annual bonus shall be awarded by the Company within thirty (30) days of the determination by the Company of the "Net Revenues" for the applicable fiscal year.



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                                   EXHIBIT B


The Employee shall be awarded options to acquire 200,000 Units in the Company.



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